                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C. 20549


                        SCHEDULE  13G


          Under the Securities Exchange Act of 1934
                 (Amendment No. 3)*


             INTERNATIONAL SHIPHOLDING CORPORATION
                      (Name of Issuer)

                        COMMON  STOCK
               (Title of Class of Securities)

                          460321201
                       (CUSIP Number)

Check  the  following box if a fee is being  paid  with  the statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 460321201       13G           Page 2 of 4 Pages


  1   NAME OF REPORTING PERSON S.S. OR
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Niels W. Johnsen
         S.S. ####-##-####

  2   CHECK THE APPROPRIATE BOX IF A MEMBER  OF A GROUP *

                                              (a)
                                              (b)
  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America

               5   SOLE VOTING POWER
                      1,020,595
  NUMBER OF
   SHARES      6   SHARED VOTING POWER
 BENEFICIALLY           0
    OWNED
     BY
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING          1,020,595
   PERSON
    WITH       8   SHARED DISPOSITIVE POWER
                      0

  9   AGGREGATE   AMOUNT   BENEFICIALLY   OWNED   BY   EACH
      REPORTING PERSON
           1,020,595

  10  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW   (9)
      EXCLUDES CERTAIN SHARES *


  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.27 %

  12  TYPE OF REPORTING PERSON *
           IN


                  * SEE INSTRUCTION BEFORE FILLING OUT!

ITEM   1(a)  NAME OF ISSUER:
                INTERNATIONAL SHIPHOLDING CORPORATION
       1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                650 Poydras Street
                New Orleans, Louisiana 70130

ITEM   2(a)  NAME OF PERSON FILING:
                Niels W. Johnsen
       2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                One Whitehall Street
                New York, NY  10004
       2(c) CITIZENSHIP:
                United States
       2(d) TITLE OF CLASS OF SECURITIES:
                Common
       2(e) CUSIP NUMBER:
                460321201

ITEM   3    If this statement is filed pursuant to Rules
            13d-1(b) or 13(d)-2(b), check whether the person is a:
                Not Applicable

ITEM   4    OWNERSHIP
            If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      4(a)  Amount of Beneficially Owned:
                1,020,595
      4(b)  Percent of Class:
                15.27%
      4(c)  Number of shares as to which such person has:
             (I)  sole power to vote or to direct the vote
                  1,020,595
            (ii)  shared power to vote or to direct the vote
                  0
           (iii) sole power to dispose or to direct the disposition of 1,020,595
            (iv) shared power to dispose or to direct the disposition of 0

ITEM   5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                Not Applicable

ITEM   6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON:
                Not Applicable

ITEM   7    IDENTIFICATION  AND  CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
            THE PARENT HOLDING COMPANY
                Not Applicable

ITEM  8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
           THE GROUP:
                Not Applicable

ITEM  9    NOTICE OF DISSOLUTION OF GROUP:
                Not Applicable

ITEM 10    CERTIFICATION:
                Not Applicable

                          SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                February 9, 1998

SIGNATURE           /s/  Niels W. Johnsen


NAME/TITLE          Niels W. Johnsen, Chairman of the Board
                    International Shipholding Corporation